Exhibit 99.1

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION IN WHOLE OR IN PART IN, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OF SUCH JURISDICTION

30 June 2016

PRESS ANNOUNCEMENT
FOR IMMEDIATE RELEASE

RECOMMENDED CASH OFFER

for

WIRELESS GROUP PLC ("WIRELESS")

by

NEWS CORP UK & IRELAND LIMITED ("NEWS CORP (UK & IRELAND)")

an indirect wholly-owned subsidiary of

NEWS CORPORATION ("NEWS CORP")

at 315 pence per share

Summary

●	The Boards of News Corp and Wireless are pleased to announce that agreement has been reached on the terms of a recommended cash offer (the "Offer") to be made by News Corp (UK & Ireland), an indirect wholly-owned subsidiary of News Corp, on the terms and subject to the conditions set out below, for the entire issued and to be issued share capital of Wireless.

●	It is intended that the Offer will be implemented by means of a takeover offer under the Takeover Code and within the meaning of Part 28 of the Act.

●	Under the terms of the Offer, Wireless Shareholders will receive, for each Wireless Share held, 315 pence in cash. In addition, Wireless Shareholders named on the register on 20 May 2016 will receive the previously announced Special Dividend of 6.15 pence per Wireless Share and the 2015 Final Dividend of 7.60 pence per Wireless Share, both of which are expected to be paid on 15 July 2016.

●	The Offer values the entire existing issued and to be issued share capital of Wireless at approximately £220.3 million, and represents a premium of approximately:

●	70.3 per cent. over the Closing Price of 185 pence per Wireless Share on 29 June 2016, being the last Business Day prior to this announcement; and

●	69.1 per cent. to the volume weighted average price of 186 pence per Wireless Share for the three months prior to the date of this announcement.

Reasons for the Offer

•	Wireless is a media group operating in the UK and Ireland primarily focused on radio broadcasting. The business has valuable media brands that include talkSPORT, the leading sports radio network in the UK, and a wider portfolio of media assets with a significant presence and audience engagement, both digitally and internationally.

•	News Corp believes that Wireless represents an excellent strategic fit with its existing operations, broadening News Corp's range of services in the UK, Ireland and internationally.

•	talkSPORT has radio and digital audio broadcasting rights for the Premier League, the FA Cup and the EFL Cup. It also has the global live audio rights to the Premier League in multiple languages (outside the EEA) to 2019.

•	Wireless' audience complements the audience of The Sun, and there is significant opportunity to increase engagement and monetisation through cross-promotion and leveraging Wireless' and News Corp's respective talent and advertising sales forces. The acquisition also raises the prospect of further international digital expansion for the Wireless brands.

•	The UK and Ireland are key markets for News Corp. In the past few years News Corp has acquired Storyful in Ireland and Unruly in the UK. Those companies continue to operate as standalone businesses and they are adding value to the wider News group's global assets. The proposed acquisition of Wireless follows this trend.

•	News Corp, which is evolving rapidly into a more digital and increasingly global company with a diverse revenue mix, has a proven track record of investing in content that drives audiences and in businesses that complement its existing brands and platforms.

•	News Corp has been impressed by the skills and experience of the existing management and employees of Wireless, and expects them to play a leading role in growing the Wireless business in an increasingly competitive digital media environment as part of the wider News group.

The recommendation and structure of the Offer

•	The Wireless Directors, who have been so advised by Numis, consider the financial terms of the Offer to be fair and reasonable. In providing advice to the Wireless Directors, Numis has taken into account the commercial assessments of the Wireless Directors. Numis is providing financial advice to the Wireless Directors for the purposes of Rule 3 of the Takeover Code.

•	Accordingly, the Wireless Directors intend unanimously to recommend that Wireless Shareholders accept the Offer, as the Wireless Directors have irrevocably undertaken to do in respect of their own beneficial holdings of Wireless Shares, which amount, in aggregate, to 459,493 Wireless Shares representing approximately 0.67 per cent. of the existing issued share capital of Wireless as of 29 June 2016 (being the latest practicable date prior to this announcement).

●	In addition, News Corp (UK & Ireland) has received irrevocable undertakings to accept the Offer from JO Hambro (3,500,000 Wireless Shares) and GVQ Investment Management (4,174,705 Wireless Shares) in respect of a total of 7,674,705 Wireless Shares, representing, in aggregate, approximately 11.18 per cent. of Wireless' existing issued share capital as of 29 June 2016 (being the latest practicable date prior to this announcement). The irrevocable undertakings received from JO Hambro and GVQ Investment Management will cease to be binding in the event of a competing offer for Wireless, the value of which exceeds the value of the Offer by 10 per cent. or more.

●	Further, News Corp (UK & Ireland) has received letters of intent to accept (or procure acceptance of) the Offer from JO Hambro (3,565,431 Wireless Shares), Aberforth Partners LLP (on behalf of its clients) (5,495,041 Wireless Shares), Columbia Threadneedle Investments (4,224,012 Wireless Shares) and Invesco Asset Management Limited (2,774,276 Wireless Shares) in respect of a total of 16,058,760 Wireless Shares, representing approximately 23.4 per cent. of the existing ordinary share capital of Wireless in issue on 29 June 2016 (being the latest practicable date prior to this announcement).

●	Lepe is acting as sole financial adviser to News Corp (UK & Ireland). Numis is acting as sole Rule 3 adviser, joint financial adviser and joint broker to Wireless. Goodbody is acting as joint financial adviser and joint broker to Wireless.

•	The Offer is subject to the Conditions and further terms set out in Appendix I to this announcement and to be set out in the Offer Document which will contain further information about the Offer, and will be published within 28 days of this announcement (subject to any extension agreed by News Corp (UK & Ireland) and Wireless with the consent of the Panel).

•	Commenting on the Offer, Robert Thomson, Chief Executive of News Corp said:

"The proposed investment is a clear sign of our commitment to, and belief in, the United Kingdom as a place to do business successfully and profitably.

We look forward to welcoming Wireless into News Corp's global family of businesses.  With its strength in radio, as well as its digital and international growth potential, Wireless will help improve the engagement of our publishing brands, especially those within News UK.

There is no doubt that Wireless is a company reborn since the sale of its television assets last year and we are excited by its prospects.

We plan to leverage Wireless' portfolio of radio and digital audio sports rights, including the Premier League, in the UK, Ireland and beyond, through News Corp's digital platforms. We believe the businesses together can be far more than the sum of their parts."

•	Commenting on the Offer, Rebekah Brooks, Chief Executive of News UK said:

"News UK has a stable of iconic brands and a track record of creating content that builds engaged and loyal audiences. The Wireless Group represents an opportunity for us to take advantage of its strong radio presence to build on our growing digital success story and to bring some of the best journalistic and broadcasting talent into one group.

"This acquisition will allow us to increase engagement for both businesses through the cross promotion of our brands and the use of our respective talent.  We also look forward to collaborating in the expansion of the Wireless Group's digital audio and international assets, which offer new opportunities for our businesses in the UK and globally."

•	Commenting on the Offer, Richard Huntingford, Executive Chairman of Wireless said:

"This is an excellent outcome for all Wireless stakeholders. Shareholders receive an immediate and certain cash value for their shares which not only represents a very significant premium to the current share price, but also fully recognises the long-term prospects and growth potential of Wireless; News Corp's proven track record of investing in content that drives audiences will significantly benefit Wireless' listeners and advertisers; and, the excellent strategic fit and complementariness of the Wireless business to News Corp's operations will provide great opportunities for Wireless' management, employees and talent. Finally, the introduction of a new player with the stature and global media experience of News Corp will be a major boost for the UK and Irish commercial radio industry."

•	Wireless is a focused media group operating in the UK and Ireland comprising radio assets, including talkSPORT, and a growing digital division. It is a profitable business that owns and operates valuable brands which attract loyal audiences. Wireless is listed on the main market of the London Stock Exchange and the Irish Stock Exchange under the trading symbol "WLG" and is a member of the FTSE SmallCap Index.

•	News Corp is a global diversified media and information services company focused on creating and distributing authoritative and engaging content to consumers and businesses throughout the world. The group comprises businesses across a range of media, including: news and information services, book publishing, digital real estate services, cable network programming in Australia and pay-TV distribution in Australia, that are distributed under some of the world's most recognisable and respected brands including The Wall Street Journal, Dow Jones, The Australian, Herald Sun, The Sun, The Times, HarperCollins Publishers, FOX SPORTS Australia, realestate.com.au, realtor.com®, Foxtel and many others.

•	News Corp's Class A and Class B Common Stock are listed on The NASDAQ Global Select Market ("NASDAQ") under the trading symbols "NWSA" and "NWS," respectively. CHESS Depositary Interests representing News Corp's Class A and Class B Common Stock also trade on the Australian Securities Exchange under the trading symbols "NWSLV" and "NWS," respectively.

This summary should be read in conjunction with the full text of the following announcement and the Appendices.  The Offer will be subject to the Conditions and further terms set out in Appendix I and to the full terms and conditions which shall be set out in the Offer Document. Appendix II contains the bases and sources of certain information used in the summary and this announcement.  Appendix III contains a summary of the irrevocable undertakings received in relation to the Offer.  Certain terms used in this announcement are defined in Appendix IV to this announcement.

Enquiries:

News Corp (UK & Ireland) Daisy Dunlop, Director of Communications	+44 (0) 20 7782 8000
News Corp Michael Florin, Investor Relations	+1 212 416 3363
Lepe Partners (Financial Adviser to News Corp and News Corp (UK & Ireland)) Julian Culhane Jonathan Goodwin	+44(0) 207 938 5810
Brunswick Group LLP Jonathan Glass Andrew Porter David Blackburn	+44 (0) 207 404 5959
Wireless Group plc Richard Huntingford, via Maitland: Jamie Dunkley Robbie Hynes	+44 (0)207 379 5151 +44 (0)207 379 5151
Numis (Financial Adviser and Rule 3 adviser to Wireless) Nick Westlake Lorna Tilbian Chris Wilkinson Michael Wharton	+44 (0) 20 7260 1000
Goodbody (Financial Adviser to Wireless) Kevin Keating Linda Hickey John Flynn	+353 1 614 0600

Terms used in this summary shall have the meaning given to them in the full announcement.

Important notices relating to financial advisers

Lepe, which is authorised and regulated in the United Kingdom by the Financial Conduct Authority, is acting exclusively for News Corp and News Corp (UK & Ireland) and no one else in connection with the Offer and will not be responsible to anyone other than News Corp and News Corp (UK & Ireland) for providing the protections afforded to its clients or for providing advice in relation to the Offer or in relation to the contents of this announcement or any transaction or arrangement referred to in this announcement.

Numis, which is authorised and regulated by the Financial Conduct Authority in the United Kingdom, is acting exclusively for Wireless and for no one else in connection with the acquisition and will not regard any other person as its client in relation to the matters referred to in this announcement and will not be responsible to anyone other than Wireless for providing the protections afforded to clients of Numis, nor for providing advice in relation to the matters referred to in this announcement. Neither Numis nor any of its group undertakings (as such term is defined in section 1161 of the Companies Act 2006) or affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contact, in tort, under statute or otherwise) to any person who is not a client of Numis in connection with this announcement, any statement contained herein or otherwise.

Goodbody, is regulated in Ireland by the Central Bank of Ireland. Goodbody is acting exclusively for Wireless and for no one else in connection with the acquisition and will not regard any other person as its client in relation to the matters referred to in this announcement and will not be responsible to anyone other than Wireless for providing the protections afforded to clients of Goodbody, nor for providing advice in relation to the matters referred to in this announcement.

Further information

This announcement is for information purposes only and is not intended to and does not constitute, or form any part of, an offer or an invitation to purchase any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the Offer or otherwise. The Offer will be made solely through the Offer Document and the accompanying acceptance forms, which will contain the full terms and conditions of the Offer, including details of how the Offer may be accepted. Any acceptance or other response to the Offer should be made only on the basis of the information contained in the Offer Document. The laws of relevant jurisdictions may affect the availability of the Offer to persons not resident in the United Kingdom. Persons who are not resident in the United Kingdom, or who are subject to the laws of any jurisdiction other than the United Kingdom, should inform themselves about and observe any applicable legal and regulatory requirements. The Offer Document will be available for public inspection and also be available on the websites of Wireless (www.wirelessgroupplc.com) and News Corp (www.newscorp.com).

Overseas jurisdiction

The distribution of this announcement in jurisdictions other than the United Kingdom and the ability of Wireless Shareholders who are not resident in the United Kingdom to participate in the Offer may be affected by the laws of relevant jurisdictions. Therefore any persons who are subject to the laws of any jurisdiction other than the United Kingdom or Wireless Shareholders who are not resident in the United Kingdom will need to inform themselves about, and observe, any applicable legal or regulatory requirements. Any failure to comply with the applicable restrictions may constitute a violation of the securities laws of any such jurisdiction. Further details in relation to overseas shareholders will be contained in the Offer Document.

The Offer will not be made available, directly or indirectly, in or into or by the use of the mails of, or by any other means or instrumentality of interstate or foreign commerce of, or any facility of a national state or other securities exchange of any Restricted Jurisdiction, unless conducted pursuant to an exemption from the applicable securities laws of such Restricted Jurisdiction.

Accordingly, copies of this announcement and all documents relating to the Offer are not being, and must not be, directly or indirectly, mailed, transmitted or otherwise forwarded, distributed or sent in, into or from any Restricted Jurisdiction except pursuant to an exemption from the applicable  securities laws of such Restricted Jurisdiction and persons receiving this announcement (including, without limitation, agents, nominees, custodians and trustees) must not distribute, send or mail it in, into or from such jurisdiction. Any person (including, without limitation, any agent, nominee, custodian or trustee) who has a contractual or legal obligation, or may otherwise intend, to forward this announcement and/or the Offer Document and/or any other related document to a jurisdiction outside the United Kingdom should inform themselves of, and observe, any applicable legal or regulatory requirements of their jurisdiction.

US investors

The Offer will be made for securities in a company incorporated in Northern Ireland and Wireless Shareholders in the United States should be aware that this announcement, the Offer Document and any other documents relating to the Offer have been, or will be, prepared in accordance with the Takeover Code and UK disclosure requirements, format and style, all of which differ from those in the United States. All financial information relating to Wireless that is included in this announcement or that may be included or referred to in the Offer Document or any other documents relating to the Offer, have been, or will be, prepared in accordance with International Financial Reporting Standards adopted by the European Union and therefore may not be comparable to financial statements of US companies or companies whose financial statements are prepared in accordance with US GAAP.

The Offer, if required to be made in the United States, will be made pursuant to Section 14(e) of, and Regulation 14E under, the US Securities Exchange Act of 1934, as amended (the "Exchange Act"), subject to the exemptions provided by Rule 14d-1 under the Exchange Act, and otherwise in accordance with the requirements of the Takeover Code, the Panel and the London Stock Exchange. Accordingly, the Offer will be subject to disclosure and other procedural requirements, including with respect to withdrawal rights, offer timetable, settlement procedures and timing of payments that are different from those applicable under US domestic tender offer procedures and law. In the United States, the Offer will be made solely by News Corp (UK & Ireland) and not by its financial adviser. Wireless is a company incorporated under the laws of Northern Ireland and News Corp (UK & Ireland) is a company incorporated under the laws of England and Wales. It may not be possible for Wireless Shareholders in the United States to effect service of process within the United States upon Wireless or News Corp (UK & Ireland) or their respective officers or directors or to enforce against any of them judgments of the United States predicated upon the civil liability provisions of the federal securities laws of the United States. It may not be possible to sue Wireless or News Corp (UK & Ireland) or their respective officers or directors, who may be residents of countries other than the United States, in a non-US court for violations of the US securities laws. There is also substantial doubt as to enforceability in the United Kingdom in original actions, or in actions for the enforcement of judgments of US courts, based on civil liability provisions of US federal securities laws.

In accordance with, and to the extent permitted by, applicable law, the Takeover Code and normal UK market practice and Rule 14e-5 under the Exchange Act, News Corp (UK & Ireland) or its nominees or brokers (acting as agents) or their respective affiliates may from time to time make certain purchases of, or arrangements to purchase, shares or other securities of Wireless, otherwise than pursuant to the Offer, at any time prior to completion of the Offer. These purchases may occur either in the open market at prevailing prices or in private transactions at negotiated prices. Any such purchases, or arrangements to purchase, will comply with all applicable UK rules, including the Takeover Code, the rules of the London Stock Exchange and Rule 14e-5 under the Exchange Act to the extent applicable.  In addition, in accordance with, and to the extent permitted by, applicable law, the Takeover Code and normal UK market practice and Rule 14e-5 under the Exchange Act, certain of the financial advisers and their respective affiliates will continue to act as exempt principal traders in Wireless Shares on the London Stock Exchange and engage in certain other purchasing activities consistent with their respective normal and usual practice and applicable law.  Any  public dealing disclosures required under the Takeover Code will be available to all investors (including US investors) from any Regulatory Information Service including the Regulatory News Service on the London Stock Exchange website, www.londonstockexchange.com. This information will also be publicly disclosed in the United States to the extent that such information is made public in the United Kingdom.

Forward-looking statements

This announcement, including information included or incorporated by reference in this announcement, may contain "forward-looking statements" concerning News Corp, News Corp (UK & Ireland) and Wireless. All statements other than statements of historical fact may be forward-looking statements. Generally, the words "will", "may", "should", "continue", "believes", "expects", "intends", "anticipates" or similar expressions identify forward-looking statements. The forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Many of these risks and uncertainties relate to factors that are beyond the companies' abilities to control or estimate precisely, such as future market conditions and the behaviours of other market participants. Therefore undue reliance should not be placed on such statements, which speak only as of the date of this announcement. News Corp, News Corp (UK & Ireland) and Wireless assume no obligation and do not intend to update these forward-looking statements, except as required pursuant to applicable law.

No profit forecasts of estimates

No statement in this announcement (including any statement of estimated synergies) is intended as a profit forecast or a profit estimate and no statement in this announcement should be interpreted or deemed to mean that earnings or earnings per share for News Corp or Wireless, as appropriate, for the current or future financial years would necessarily match or exceed the historical published earnings or earnings per share for News Corp or Wireless.

Disclosure requirements of the Takeover Code

Under Rule 8.3(a) of the Takeover Code, any person who is interested in 1% or more of any class of relevant securities of an offeree company or of any securities exchange offeror (being any offeror other than an offeror in respect of which it has been announced that its offer is, or is likely to be, solely in cash) must make an Opening Position Disclosure following the commencement of the offer period and, if later, following the announcement in which any securities exchange offeror is first identified.  An Opening Position Disclosure must contain details of the person's interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror(s).  An Opening Position Disclosure by a person to whom Rule 8.3(a) applies must be made by no later than 3.30 pm (London time) on the 10th business day following the commencement of the offer period and, if appropriate, by no later than 3.30 pm (London time) on the 10th business day following the announcement in which any securities exchange offeror is first identified.  Relevant persons who deal in the relevant securities of the offeree company or of a securities exchange offeror prior to the deadline for making an Opening Position Disclosure must instead make a Dealing Disclosure.

Under Rule 8.3(b) of the Takeover Code, any person who is, or becomes, interested in 1% or more of any class of relevant securities of the offeree company or of any securities exchange offeror must make a Dealing Disclosure if the person deals in any relevant securities of the offeree company or of any securities exchange offeror.  A Dealing Disclosure must contain details of the dealing concerned and of the person's interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror(s), save to the extent that these details have previously been disclosed under Rule 8.  A Dealing Disclosure by a person to whom Rule 8.3(b) applies must be made by no later than 3.30 pm (London time) on the business day following the date of the relevant dealing.

If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire or control an interest in relevant securities of an offeree company or a securities exchange offeror, they will be deemed to be a single person for the purpose of Rule 8.3.

Opening Position Disclosures must also be made by the offeree company and by any offeror and Dealing Disclosures must also be made by the offeree company, by any offeror and by any persons acting in concert with any of them (see Rules 8.1, 8.2 and 8.4).

Details of the offeree and offeror companies in respect of whose relevant securities Opening Position Disclosures and Dealing Disclosures must be made can be found in the Disclosure Table on the Panel's website at www.thetakeoverpanel.org.uk, including details of the number of relevant securities in issue, when the offer period commenced and when any offeror was first identified. You should contact the Panel's Market Surveillance Unit on +44 (0)20 7638 0129 if you are in any doubt as to whether you are required to make an Opening Position Disclosure or a Dealing Disclosure.

Publication on website and availability of hard copies

In accordance with Rule 26.1 of the Takeover Code, a copy of this announcement together with all information incorporated into this announcement by reference to another source will be available, subject to certain restrictions relating to persons resident in Restricted Jurisdictions, on News Corp's website at www.newscorp.com and Wireless' website at www.wirelessgroupplc.com by no later than 12 noon (London time) on the Business Day following the publication of this announcement.  For the avoidance of doubt, the contents of those websites are not incorporated by reference and do not form part of this announcement.

Wireless Shareholders may request a hard copy of this announcement (and any information incorporated by reference in this announcement) by submitting a request in writing to Wireless at Ormeau Road, Belfast, Co Antrim, BT7 1EB. A hard copy of this announcement will not be sent unless requested. Any such person may request that all future documents, announcements and information in relation to the Offer should be sent to them in hard copy form.

Information relating to Wireless Shareholders

Please be aware that addresses, electronic addresses and certain other information provided by Wireless Shareholders, persons with information rights and other relevant persons for the receipt of communications from Wireless may be provided to News Corp (UK & Ireland) during the Offer Period as required under Section 4 of Appendix 4 of the Takeover Code.

Rounding

Certain figures included in this announcement have been subjected to rounding adjustments. Accordingly, figures shown for the same category presented in different tables may vary slightly and figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

Rule 2.10 Disclosure

In accordance with Rule 2.10 of the Takeover Code, Wireless confirms that as at the date of this announcement, it has in issue and admitted to trading on the London Stock Exchange and the Irish Stock Exchange 68,657,787 ordinary shares of 7 pence each (excluding ordinary shares held in treasury).  The International Securities Identification Number (ISIN) of the ordinary shares is GB00BDGT1X16.

PRESS ANNOUNCEMENT
FOR IMMEDIATE RELEASE

NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION, IN WHOLE OR IN PART, IN, INTO OR FROM ANY JURISDICTION WHERE TO DO SO WOULD CONSTITUTE A VIOLATION OF THE RELEVANT LAWS OF SUCH JURISDICTION.

30 June 2016

RECOMMENDED CASH OFFER

for

WIRELESS GROUP PLC ("WIRELESS")

by

NEWS CORP UK & IRELAND LIMITED ("NEWS CORP (UK & IRELAND)")

an indirect wholly-owned subsidiary of

NEWS CORPORATION ("NEWS CORP")

at 315 pence per share

1.	Introduction

The Boards of News Corp and Wireless are pleased to announce that agreement has been reached on the terms of a recommended cash offer (the "Offer") to be made by News Corp (UK & Ireland) on the terms and subject to the conditions set out below for the entire issued and to be issued share capital of Wireless.

News Corp (UK & Ireland) is an indirect wholly-owned subsidiary of News Corp.

It is intended that the Offer will be implemented by way of a takeover offer within the meaning of Part 28 of the Act. The Offer Document will be sent to Wireless Shareholders and for information only, to participants in the Wireless Share Schemes by 28 July 2016 and will contain the formal terms and conditions of the Offer.

2.	Summary of the Offer

Under the terms of the Offer, which will be subject to the satisfaction (or where applicable, waiver) of the Conditions and to the further terms set out in Appendix I of this announcement and to be set out in the Offer Document and the accompanying Form of Acceptance, Wireless Shareholders will be entitled to receive:

315 pence in cash for each Wireless Share

The Offer values the entire issued and to be issued share capital of Wireless at approximately £220.3 million, on the basis of a fully diluted share capital of 69,925,114 Wireless Shares.

The Offer represents a premium of approximately:

●	70.3 per cent. over the Closing Price of 185 pence per Wireless Share on 29 June 2016, being the last Business Day prior to this announcement; and

●	69.1 per cent. to the volume weighted average price of 186 pence per Wireless Share for the three months prior to the date of this announcement.

Wireless Shares will be acquired fully paid and free from all liens, charges, equitable interests, encumbrances, rights of pre-emption and other third party rights or interests and together with all rights attaching thereto, including without limitation the right to receive all dividends and other distributions (if any) announced, declared, made or paid thereafter, other than the Announced Dividends.

The Offer will extend to any Wireless Shares which are issued or unconditionally allotted whilst the Offer remains open for acceptance (or prior to such earlier time and/or date as News Corp (UK & Ireland) may, subject to the Takeover Code, determine) as a result of rights accruing under the Wireless Share Schemes prior to the date of this document.

In addition, Wireless Shareholders named on the register on 20 May 2016 will receive the previously announced Special Dividend of 6.15 pence per Wireless Share and the 2015 Final Dividend of 7.6 pence per Wireless Share, both of which are expected to be paid on 15 July 2016.

3.	Wireless Directors' Recommendation

The Wireless Directors, who have been so advised by Numis, consider the financial terms of the Offer to be fair and reasonable.  In providing advice on the Offer to the Wireless Directors, Numis has taken into account the commercial assessments of the Wireless Directors.  Numis is providing independent financial advice for the purposes of Rule 3 of the Takeover Code to the Wireless Directors.

Accordingly, the Wireless Directors intend unanimously to recommend that Wireless Shareholders accept the Offer, as they have irrevocably agreed to do in respect of their own beneficial holdings of Wireless Shares, which amount, in aggregate, to 459,493 Wireless Shares representing approximately 0.67 per cent. of the existing issued share capital of Wireless as of 29 June 2016, being the last practicable date prior to the date of this announcement.  These undertakings will continue to be binding if any higher competing offer is made for Wireless.

4.	Background to and reasons for the recommendation

In the last 12 months Wireless has delivered significant returns for its shareholders, with the sale of Juice FM in Liverpool to Global Radio for £10 million and the sale of its television business to ITV, including the transfer of its defined benefit pension scheme, for £100m. An associated return of capital of £55 million has been undertaken, comprising the B Share Scheme completed on 1 April 2016 and the Special Dividend.

During this time Wireless has also continued to invest in its assets, with its participation in the consortium that won the licence to operate the second national digital multiplex D2, and its announcement on 20 May 2016 that talkSPORT had been awarded three live UK audio packages for the Premier League for seasons 2016/17, 2017/18 and 2018/19.

Following the disposal of its television business to ITV and these and other initiatives, Wireless has become a radio-focused group with market leading assets, a robust balance sheet and a strong management team.

While the Wireless Board believes that the present strategy and opportunities are capable of delivering long-term growth and profitability, it also believes the terms of the Offer provide Wireless Shareholders with an immediate and certain cash value which is attractive.  The Wireless Directors believe the Offer recognises Wireless' long-term prospects and growth potential and the potential medium term standalone value of Wireless, taking into account the markets in which Wireless operates.

Following careful consideration of the above factors, the Wireless Directors intend unanimously to recommend that Wireless Shareholders accept the Offer, as they have each irrevocably undertaken to do in respect of their entire respective beneficial holdings of Wireless Shares.

5.	Background to and reasons for the Offer

Wireless is a media group operating in the UK and Ireland primarily focused on radio broadcasting.  The business has valuable media brands that include talkSPORT, the leading sports radio network in the UK, and a wider portfolio of media assets with a significant presence and audience engagement, both digitally and internationally.

News Corp believes that Wireless represents an excellent strategic fit to complement its existing operations, broadening News Corp's range of services in the UK and Ireland, considered two of its key geographic markets, and internationally.

talkSPORT has radio and digital audio broadcasting rights for the Premier League, the FA Cup and the EFL Cup.  It also has the global live audio rights to the Premier League in multiple languages (outside the EEA) to 2019.

Wireless' audience complements the audience of The Sun, and there is significant opportunity to increase engagement and monetisation through cross-promotion and leveraging Wireless' and News Corp's respective talent and advertising sales forces. The acquisition also raises the prospect of further international digital expansion for the Wireless brands.

The UK and Ireland are key markets for News Corp. In the past few years News Corp has acquired Storyful in Ireland and Unruly in the UK. Those companies continue to operate as standalone businesses and they are adding value to the wider News group's global assets. The proposed acquisition of Wireless follows this trend.

News Corp, which is evolving rapidly into a more digital and increasingly global company with a broad revenue mix has a proven track record of investing in content that drives audiences and in businesses that complement its existing brands and platforms.

6.	Irrevocable Undertakings and Letters of Intent

News Corp (UK & Ireland) has received irrevocable undertakings to accept the Offer from each of those Wireless Directors holding Wireless Shares and certain other Wireless Shareholders as described below.

The irrevocable undertakings from each of those Wireless Directors holding Wireless Shares are in respect of their entire beneficial holdings (including in respect of any incentive or option schemes) representing, in aggregate, approximately 0.67 per cent. of the existing issued share capital of Wireless on 29 June 2016, being the last practicable date prior to the date of this announcement.  The terms of these irrevocable undertakings will continue to be binding if a higher competing offer is made for Wireless.

The irrevocable undertakings from JO Hambro (3,500,000 Wireless Shares) and GVQ Investment Management (4,174,705 Wireless Shares) are in respect of a total of 7,674,705 Wireless Shares representing, in aggregate, approximately 11.18 per cent. of the issued share capital of Wireless on 29 June 2016, being the last practicable date prior to the date of this announcement. The irrevocable undertakings received from JO Hambro and GVQ Investment Management will cease to be binding in the event of a competing offer for Wireless, the value of which exceeds the value of the Offer by 10 per cent. or more.

In addition, News Corp (UK & Ireland) has received letters of intent from JO Hambro (3,565,431 Wireless Shares), Aberforth Partners LLP (on behalf of their clients) (5,495,041 Wireless Shares), Columbia Threadneedle Investments (4,224,012 Wireless Shares) and Invesco Asset Management Limited (2,774,276 Wireless Shares) in respect of a total of 16,058,760 Wireless Shares, representing approximately 23.4 per cent. of the existing ordinary share capital of Wireless in issue on 29 June 2016, being the latest practicable date prior to this announcement.

In total, therefore, News Corp (UK & Ireland) has received irrevocable undertakings and letters of intent to accept the Offer in respect of 24,192,958 Wireless Shares representing, in aggregate, approximately 35.24 per cent. of the issued share capital of Wireless on 29 June 2016, being the last practicable date prior to the date of this announcement.

Further details of these irrevocable undertakings are set out in Appendix III to this announcement.

7.	Information on News Corp and News Corp (UK & Ireland)

News Corp is a global diversified media and information services company focused on creating and distributing authoritative and engaging content to consumers and businesses throughout the world. News Corp comprises businesses across a range of media, including: news and information services, book publishing, digital real estate services, cable network programming in Australia and pay-TV distribution in Australia, that are distributed under some of the world's most recognisable and respected brands including The Wall Street Journal, Dow Jones, The Australian, Herald Sun, The Sun, The Times, HarperCollins Publishers, FOX SPORTS Australia, realestate.com.au, realtor.com®, Foxtel and many others.

News Corp's commitment to premium content makes its properties a trusted source of news and information and a premier destination for consumers across various media. Many of these properties deliver broad reach and high audience engagement levels in their respective markets making them attractive advertising vehicles.

News Corp delivers its premium content to consumers across numerous distribution platforms consisting not only of traditional print and television, but also through an array of digital platforms including the web, mobile devices and tablets. News Corp is focused on pursuing integrated strategies across its businesses to continue to capitalise on the transition from print to digital consumption of high-quality content.

News Corp's Class A and Class B Common Stock are listed on The NASDAQ Global Select Market under the trading symbols "NWSA" and "NWS," respectively. CHESS Depositary Interests representing News Corp's Class A and Class B Common Stock also trade on the Australian Securities Exchange under the trading symbols "NWSLV" and "NWS," respectively. Its principal executive offices are located at 1211 Avenue of the Americas, New York, New York.

For the fiscal year ended 30 June 2015, News Corp reported group revenue of US$8,633 million and group EBITDA of US$852 million. As of 30 June 2015, it had approximately 25,000 employees, of whom approximately 10,000 were located in the U.S., 4,000 were located in the UK and 8,000 were located in Australia.

News Corp (UK & Ireland) is an indirectly wholly-owned subsidiary of News Corp. News Corp (UK & Ireland) is incorporated in England.

8.	Information on Wireless

Wireless is a media group operating in the UK and Ireland primarily focused on radio broadcasting, with a presence in print media through its ownership of Sport Magazine and a growing digital division.

In the UK, Wireless' radio assets include talkSPORT, talkRADIO, Virgin Radio UK and 12 local radio stations, of which the majority are based in the North West of England.

talkSPORT is Wireless' flagship UK national radio station with a particular focus on football. It provides an informative and entertaining service to loyal fans, predominantly male, attracting on average more than 3 million listeners each week.

Wireless, along with its two Sound Digital consortium partners, Bauer Media and Arqiva, won the licence to operate the second national UK digital radio multiplex, D2, in March 2016. It launched three new radio stations on D2, talkRADIO, talkSPORT2 and, under a 12 year licence agreement with Virgin Group, Virgin Radio.

In Ireland, Wireless is the largest local radio operator with seven stations broadcasting from Belfast, Dublin, Cork, Limerick and Drogheda, and a national advertising sales house in Dublin. These radio stations hold strong positions in the key urban areas in which they operate.

Sport Magazine is a free London-based magazine. It has an audited print circulation of approximately 300,000 and is also available on iOs, Android and Kindle.

For the financial year ended 31 December 2015, Wireless reported revenues and operating profit from continuing operations of £75 million and £13 million, respectively. For the financial year ended 31 December 2015 Wireless employed on average 769 people in the UK and Ireland.

9.	Wireless current trading

At the time of its preliminary results for the year ended 31 December 2015, announced on 31 March 2016, Wireless stated the following with regard to its prospects:

"The launch and establishment of our three new recently launched national radio stations on D2 is a key priority for 2016.  talkSPORT 2 and talkRADIO will leverage talkSPORT's brand heritage while Virgin Radio will have instant brand recognition.  All three stations will be supported by existing infrastructure and will benefit from cross-promotion, thereby helping to keep costs as low as possible.  Our low cost model for these digital stations envisages breakeven being achieved at modest audience delivery levels.  Operating losses at the three stations are anticipated to be circa £3.6m in 2016, moving to a small loss in 2017 and growing profitably beyond this.  50% of our forecast 2016 revenue for the D2 stations has already been achieved.

talkSPORT has a commanding position in the UK radio market as the premier sports radio station and will benefit from the summer Euro 2016 tournament.  Both the size and the profile of its audience makes it an attractive medium for advertisers seeking male audiences. While a major football tournament typically would drive a 10% increase in sales over the course of a calendar year, talkSPORT is experiencing good underlying sales growth in addition to the positive effect of the Euros which augurs well for 2016. Our local radio stations are expected to perform broadly in line with the UK radio market for the year as a whole.

The Irish economy is forecast to grow strongly in 2016 and beyond.  Consumer expenditure is also forecast to grow.  This growth should translate into increased advertising expenditure and Irish advertising agencies appear to be cautiously optimistic despite the backdrop of the slowing global economy.  Our radio stations in Ireland continue to enjoy market leading positions in key urban areas across the country which should leave them well placed to avail of market growth.  At this stage, we expect single digit Irish radio advertising growth in 2016 with the first quarter softer due to a very strong comparative in January."

Since that announcement Wireless announced on 20 May 2016 that talkSPORT has been awarded three live UK audio packages for the Premier League for seasons 2016/17, 2017/18 and 2018/19.

In the first half of 2016, Wireless traded ahead of the prior year in revenue terms and, whilst at this stage it is unclear what impact the result of the recent EU Referendum may have, the Board of Wireless anticipates progress in 2016 in line with its expectations.

10.	Management, employees and locations

News Corp has been impressed by the skills and experience of the existing management and employees of Wireless, and expects them to play a leading role in growing the Wireless business in an increasingly competitive digital media environment as part of the wider News group. News Corp also believes that employees will benefit from the greater opportunities within the enlarged group.

Whilst there are no immediate plans for any material changes in locations or personnel or any redeployment of assets following the Offer becoming or being declared unconditional in all respects, there may be duplication of some corporate and support functions which could involve minor headcount reductions in Wireless' operations going forward (although News Corp has not yet developed any proposals as to if and when such headcount reductions might be implemented).

The Board of News Corp has given assurances to the Wireless Directors that, upon the Offer becoming or being declared unconditional in all respects, the existing contractual and statutory employment rights of existing management and employees of Wireless will be safeguarded and pension obligations complied with.

11.	Wireless Share Schemes

The Offer will extend to any Wireless Shares which are issued or unconditionally allotted whilst the Offer remains open for acceptance (or prior to such earlier time and/or date as News Corp (UK & Ireland) may, subject to the Takeover Code, determine) as a result of rights accruing under the Wireless Share Schemes.

Appropriate proposals for any of the outstanding awards will be made to Wireless Awardholders, which will be contained in a letter to Wireless Awardholders which will be sent as soon as practicable after the Offer Document is published.

12.	Financing the Offer

Full acceptance of the Offer by Wireless Shareholders will result in a maximum cash consideration payable by News Corp (UK & Ireland) of approximately £220.3 million. The cash consideration payable under the Offer will be funded using existing cash resources of the News Corp group.

Lepe, financial adviser to News Corp and News Corp (UK & Ireland), is satisfied that the necessary financial resources are available to News Corp (UK & Ireland) to enable it to satisfy in full the consideration payable by News Corp (UK & Ireland) under the Offer.

13.	Offer related arrangements

Confidentiality Agreement

News Corp and Wireless entered into a confidentiality and standstill agreement dated 1 June 2016 (the "Confidentiality Agreement") pursuant to which News Corp has undertaken to keep certain information relating to Wireless confidential and not to disclose such information to third parties, except certain permitted disclosures for the purposes of evaluating the Offer, or if required by applicable laws or regulations.

Pursuant to the Confidentiality Agreement, News Corp has also undertaken not to make an approach in which it discloses its interest in the Offer to any of Wireless' employees, agents, consultants, contractors, finance providers or professional advisers and not, for a period of 12 months from 1 June 2016, to solicit from his or her current employment any person who is a director, employee or consultant of the wider Wireless group and who holds office in a managerial or executive capacity or otherwise has access to confidential information, and who participates in the evaluation of the Offer.

Unless otherwise limited, the obligations under the Confidentiality Agreement will remain in force until 1 June 2018.

Co-operation Agreement

News Corp (UK & Ireland) and Wireless have entered into a co-operation agreement relating to the Offer (the "Co-operation Agreement") pursuant to which each of News Corp (UK & Ireland) and Wireless has agreed to provide to the other such necessary information and assistance as may be reasonably required for the purposes of obtaining the regulatory clearances that are necessary or desirable in order to satisfy the Regulatory Conditions (the "Clearances").

The Co-operation Agreement shall terminate with immediate effect and all rights and obligations of the parties shall cease forthwith, as follows:

(a)	if agreed in writing between the parties;
(b)	upon service of written notice by News Corp (UK & Ireland) to Wireless if:
(i)	the Wireless Directors fail to provide a unanimous and unconditional recommendation of the Offer for inclusion in the Offer Document; or
(ii)	the Wireless Directors withdraw their unanimous and unconditional recommendation of the Offer following publication of the Offer Document;
(c)	upon service of written notice by News Corp (UK & Ireland) to Wireless prior to the Long Stop Date, meaning 109 days after the Announcement, or if earlier, 81 days after the posting of the Offer Document, or such later date as agreed by the parties and the Panel, stating that either (i) any Condition which has not been waived is (or has become) incapable of satisfaction by the Long Stop Date and, notwithstanding that it has the right to waive such Condition, News Corp (UK & Ireland) will not do so; or (ii) any Condition which is incapable of waiver has become incapable of satisfaction by the Long Stop Date, in each case in circumstances where the invocation of the relevant Condition (or confirmation that the Condition is incapable of satisfaction, as appropriate) is permitted by the Panel;

(d)	if the Offer does not become or is not declared wholly unconditional by the Long Stop Date; or
(e)	upon service of written notice by either party if the Offer has not become or been declared unconditional as to acceptances by the last date permitted in accordance with Rule 31.6 of the Takeover Code.

14.	Disclosure of interests in Wireless

As at the close of business on 29 June 2016, being the latest practicable date prior to the publication of this announcement, save for the irrevocable undertakings referred to in paragraph 6 above, none of News Corp (UK & Ireland), nor any of the News Corp (UK & Ireland) directors, nor so far as the Board of News Corp (UK & Ireland) is aware, any person acting, or deemed to be acting, in concert (within the meaning of the Takeover Code) with News Corp (UK & Ireland):

•	had an interest in, or right to subscribe for, any Wireless Shares;

•	had any short position in (whether conditional or absolute and whether in the money or otherwise), including any short position under a derivative, any agreement to sell or any delivery obligation or right to require another person to purchase or take delivery of, Wireless Shares; or

•	borrowed or lent any Wireless Shares.

Furthermore, so far as the Board of News Corp (UK & Ireland) is aware, no arrangement exists with News Corp (UK & Ireland) or Wireless, or a person acting in concert with News Corp (UK & Ireland) or Wireless in relation to Wireless Shares. For these purposes, an "arrangement" includes any indemnity or option arrangement, any agreement or any understanding, formal or informal, of whatever nature, relating to Wireless Shares which may be an inducement to deal or refrain from dealing in such securities.

In the interests of maintaining confidentiality before this announcement, News Corp (UK & Ireland) has not yet completed its enquiries in respect of the matters referred to in this paragraph of certain parties deemed to be acting in concert with News Corp (UK & Ireland) for the purposes of the Offer. Enquiries of such parties will be completed as soon as practicable following the date of this announcement and, in accordance with Note 2(a)(i) on Rule 8 of the Takeover Code, further disclosures, if any, required in respect of such parties will be made as soon as possible and in any event by no later than 12 noon (London time) on the day falling 10 Business Days after the date of this announcement.

15.	Structure of the Offer

It is intended that the Offer will be implemented by way of a takeover offer under Part 28 of the Act and under the Takeover Code.

The Wireless Shares shall be acquired under the Offer fully paid and free from all liens, charges, equitable interests, encumbrances, rights of pre-emption and any other rights and interests of any nature whatsoever and together with all rights now and hereafter attaching thereto, including voting rights and the right to receive and retain in full all dividends and other distributions (if any) declared, made or paid on or after the date of this announcement, other than the Announced Dividends.

The Offer Document and the Form of Acceptance accompanying the Offer Document will be published within 28 days of this announcement (subject to any extension agreed by News Corp (UK & Ireland) and Wireless with the consent of the Panel). The Offer Document and accompanying Form of Acceptance will be made available to all Wireless Shareholders at no charge to them. Wireless Shareholders are urged to read the Offer Document and the accompanying Form of Acceptance when they are sent to them because they will contain important information.

An indicative timetable setting out the expected dates for implementation of the Offer will be included in the Offer Document.

News Corp (UK & Ireland) reserves the right to elect (subject to the prior consent of the Panel) to effect the Offer by way of a court-sanctioned scheme of arrangement under Part 26 of the Act.

16.	Conditions

The Offer will be subject to the Conditions and certain further terms as set out at Appendix 1 to this announcement and to the further terms to be set out in the Offer Document.

The Conditions in Appendix 1 to this announcement include (amongst other things):

•	valid acceptances being received in respect of Wireless Shares which, together with any Wireless Shares acquired by News Corp (UK & Ireland) (whether pursuant to the Offer or otherwise), constitute no less than 90 per cent. in nominal value of the Wireless Shares to which the Offer relates and represent not less than 90 per cent. of the voting rights attached to such shares; and

•	regulatory clearances being received from the CCPC and MCCCNR without a Phase 2 review (or in relation to the CCPC, the relevant statutory period for a Phase 1 review having elapsed without the CCPC having informed News Corp (UK & Ireland) of its determination).

17.	Delisting, compulsory acquisition and re-registration

If News Corp (UK & Ireland) receives acceptances under the Offer in respect of, and/or otherwise acquires, in aggregate 90 per cent. or more of the Wireless Shares to which the Offer relates, News Corp (UK & Ireland) intends to apply the provisions of sections 974-982 (inclusive) of the Act to acquire compulsorily any remaining Wireless Shares following the Offer becoming or being declared unconditional in all respects.

Subject to News Corp (UK & Ireland) acquiring, by virtue of the Offer or otherwise, Wireless Shares carrying 75 per cent. or more of the voting rights of Wireless, and subject to the Offer becoming or being declared unconditional in all respects, News Corp (UK & Ireland) intends to procure the making of an application by Wireless for the cancellation of the listing of, and the trading in Wireless Shares on the Official List and on the Irish Stock Exchange, which will take effect no earlier than 20 Business Days following the Offer becoming or being declared unconditional in all respects.   Cancellation of admission would significantly reduce the liquidity and marketability of any Wireless Shares not acquired by News Corp (UK & Ireland).

News Corp (UK & Ireland) also intends to re-register Wireless as a private company under the relevant provisions of the Act following the Offer becoming or being declared unconditional in all respects.

18.	General

Appendix I sets out the Conditions and principal further terms of the Offer.  Appendix II contains source notes relating to certain information contained in this announcement. Certain terms used in this announcement are defined in Appendix IV to this announcement.

The Offer Document, containing the full terms and conditions of the Offer, together with a Form of Acceptance, will be sent to Wireless Shareholders and, for information only, to persons with information rights and participants in the Wireless Share Schemes.

News Corp (UK & Ireland) reserves the right to reduce the Offer consideration by the amount of any dividend (or other distribution), other than the Announced Dividends, which is paid or becomes payable by Wireless to the Wireless Shareholders after the date of this announcement.

19.	Overseas Shareholders

The availability of the Offer to persons not resident in the UK may be affected by the laws of the relevant jurisdiction.  Any persons who are subject to the laws of any jurisdiction other than the UK should inform themselves about and observe any applicable requirements.

20.	Consents

Lepe, Numis and Goodbody have given and not withdrawn their consent to the publication of this announcement with the inclusion of the references to their respective names in the form and context in which they appear.

21.	Documents on display

Copies of the following documents will by no later than 12 noon (London time) on 1 July 2016 be published on News Corp's website at www.newscorp.com and on Wireless' website at www.wirelessgroupplc.com until the end of the offer:

(a)	a copy of this announcement;

(b)	the irrevocable undertakings and letters of intent referred to in paragraph 6; and

(c)	the Confidentiality Agreement and the Co-operation Agreement referred to in paragraph 13 above.

Enquiries:

News Corp (UK & Ireland) Daisy Dunlop, Director of Communications	+44 (0) 20 7782 8000
News Corp Michael Florin, Investor Relations	+1 212 416 3363
Lepe Partners (Financial Adviser to News Corp and News Corp (UK & Ireland)) Julian Culhane Jonathan Goodwin	+44(0) 207 938 5810
Brunswick Group LLP Jonathan Glass Andrew Porter David Blackburn	+44 (0) 207 404 5959
Wireless Group plc Richard Huntingford, via Maitland: Jamie Dunkley Robbie Hynes	+44 (0)207 379 5151 +44 (0)207 379 5151
Numis (Financial Adviser and Rule 3 adviser to Wireless) Nick Westlake Lorna Tilbian Chris Wilkinson Michael Wharton	+44 (0) 20 7260 1000
Goodbody (Financial Adviser to Wireless) Kevin Keating Linda Hickey John Flynn	+353 1 614 0600

Important notices relating to financial advisers

Lepe, which is authorised and regulated in the United Kingdom by the Financial Conduct Authority, is acting exclusively for News Corp and News Corp (UK & Ireland) and no one else in connection with the Offer and will not be responsible to anyone other than News Corp and News Corp (UK & Ireland) for providing the protections afforded to its clients or for providing advice in relation to the Offer or in relation to the contents of this announcement or any transaction or arrangement referred to in this announcement.

Numis, which is authorised and regulated by the Financial Conduct Authority in the United Kingdom, is acting exclusively for Wireless and for no one else in connection with the acquisition and will not regard any other person as its client in relation to the matters referred to in this announcement and will not be responsible to anyone other than Wireless for providing the protections afforded to clients of Numis, nor for providing advice in relation to the matters referred to in this announcement. Neither Numis nor any of its group undertakings (as such term is defined in section 1161 of the Companies Act 2006) or affiliates owes or accepts any duty, liability or responsibility whatsoever (whether direct or indirect, whether in contact, in tort, under statute or otherwise) to any person who is not a client of Numis in connection with this announcement, any statement contained herein or otherwise

Goodbody, is regulated in Ireland by the Central Bank of Ireland. Goodbody is acting exclusively for Wireless and for no one else in connection with the acquisition and will not regard any other person as its client in relation to the matters referred to in this announcement and will not be responsible to anyone other than Wireless for providing the protections afforded to clients of Goodbody, nor for providing advice in relation to the matters referred to in this announcement.

Further information

This announcement is for information purposes only and is not intended to and does not constitute, or form any part of, an Offer or an invitation to purchase any securities or the solicitation of any vote or approval in any jurisdiction pursuant to the Offer or otherwise. The Offer will be made solely through the Offer Document and the accompanying acceptance forms, which will contain the full terms and conditions of the Offer, including details of how the Offer may be accepted. Any acceptance or other response to the Offer should be made only on the basis of the information contained in the Offer Document. The laws of relevant jurisdictions may affect the availability of the Offer to persons not resident in the United Kingdom. Persons who are not resident in the United Kingdom, or who are subject to the laws of any jurisdiction other than the United Kingdom, should inform themselves about and observe any applicable legal and regulatory requirements. The Offer Document will be available for public inspection and also be available on the websites of Wireless (www.wirelessgroupplc.com) and News Corp (www.newscorp.com).

Overseas jurisdiction

The distribution of this announcement in jurisdictions other than the United Kingdom and the ability of Wireless Shareholders who are not resident in the United Kingdom to participate in the Offer may be affected by the laws of relevant jurisdictions. Therefore any persons who are subject to the laws of any jurisdiction other than the United Kingdom or Wireless Shareholders who are not resident in the United Kingdom will need to inform themselves about, and observe, any applicable legal or regulatory requirements. Any failure to comply with the applicable restrictions may constitute a violation of the securities laws of any such jurisdiction. Further details in relation to overseas shareholders will be contained in the Offer Document.

The Offer is not being, and will not be, made available, directly or indirectly, in or into or by the use of the mails of, or by any other means or instrumentality (including, without limitation, facsimile transmission, telex, telephone, internet or other forms of electronic transmission) of interstate or foreign commerce of, or by any facility of a national state or other securities exchange of any Restricted Jurisdiction and no person may vote using any such use, means, instrumentality or facility or from within any Restricted Jurisdiction.

Accordingly, copies of this announcement and all documents relating to the Offer are not being, and must not be, directly or indirectly, mailed, transmitted or otherwise forwarded, distributed or sent in, into or from any Restricted Jurisdiction except pursuant to an exemption from the applicable  securities laws of such Restricted Jurisdiction and persons receiving this announcement (including, without limitation, agents, nominees, custodians and trustees) must not distribute, send or mail it in, into or from such jurisdiction. Any person (including, without limitation, any agent, nominee, custodian or trustee) who has a contractual or legal obligation, or may otherwise intend, to forward this announcement and/or the Offer Document and/or any other related document to a jurisdiction outside the United Kingdom should inform themselves of, and observe, any applicable legal or regulatory requirements of their jurisdiction.

US investors

The Offer will be made for securities in a company incorporated in Northern Ireland and Wireless Shareholders in the United States should be aware that this announcement, the Offer Document and any other documents relating to the Offer have been, or will be, prepared in accordance with the Takeover Code and UK disclosure requirements, format and style, all of which differ from those in the United States. All financial information relating to Wireless that is included in this announcement or that may be included or referred to in the Offer Document or any other documents relating to the Offer, have been, or will be, prepared in accordance with International Financial Reporting Standards adopted by the European Union and therefore may not be comparable to financial statements of US companies or companies whose financial statements are prepared in accordance with US GAAP.

The Offer, if required to be made in the United States, will be made pursuant to Section 14(e) of, and Regulation 14E under, the US Securities Exchange Act of 1934, as amended (the "Exchange Act"), subject to the exemptions provided by Rule 14d-1 under the Exchange Act, and otherwise in accordance with the requirements of the Takeover Code, the Panel and the London Stock Exchange. Accordingly, the Offer will be subject to disclosure and other procedural requirements, including with respect to withdrawal rights, offer timetable, settlement procedures and timing of payments that are different from those applicable under US domestic tender offer procedures and law. In the United States, the Offer will be made solely by News Corp (UK & Ireland) and not by its financial adviser. Wireless is a company incorporated under the laws of Northern Ireland and News Corp (UK & Ireland) is a company incorporated under the laws of England and Wales. It may not be possible for Wireless Shareholders in the United States to effect service of process within the United States upon Wireless or News Corp (UK & Ireland) or their respective officers or directors or to enforce against any of them judgments of the United States predicated upon the civil liability provisions of the federal securities laws of the United States. It may not be possible to sue Wireless or News Corp (UK & Ireland) or their respective officers or directors, who may be residents of countries other than the United States, in a non-US court for violations of the US securities laws. There is also substantial doubt as to enforceability in the United Kingdom in original actions, or in actions for the enforcement of judgments of US courts, based on civil liability provisions of US federal securities laws.

In accordance with, and to the extent permitted by, applicable law, the Takeover Code and normal UK market practice and Rule 14e-5 under the Exchange Act, News Corp (UK & Ireland) or its nominees or brokers (acting as agents) or their respective affiliates may from time to time make certain purchases of, or arrangements to purchase, shares or other securities of Wireless, otherwise than pursuant to the Offer, at any time prior to completion of the Offer. These purchases may occur either in the open market at prevailing prices or in private transactions at negotiated prices. Any such purchases, or arrangements to purchase, will comply with all applicable UK rules, including the Takeover Code, the rules of the London Stock Exchange and Rule 14e-5 under the Exchange Act to the extent applicable.  In addition, in accordance with, and to the extent permitted by, applicable law, the Takeover Code and normal UK market practice and Rule 14e-5 under the Exchange Act, certain of the financial advisers and their respective affiliates will continue to act as exempt principal traders in Wireless Shares on the London Stock Exchange and engage in certain other purchasing activities consistent with their respective normal and usual practice and applicable law.  Any public dealing disclosures required under the Takeover Code will be available to all investors (including US investors) from any Regulatory Information Service including the Regulatory News Service on the London Stock Exchange website, www.londonstockexchange.com. This information will also be publicly disclosed in the United States to the extent that such information is made public in the United Kingdom.

Forward-looking statements

This announcement, including information included or incorporated by reference in this announcement, may contain "forward-looking statements" concerning News Corp, News Corp (UK & Ireland) and Wireless. All statements other than statements of historical fact may be forward-looking statements. Generally, the words "will", "may", "should", "continue", "believes", "expects", "intends", "anticipates" or similar expressions identify forward-looking statements. The forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Many of these risks and uncertainties relate to factors that are beyond the companies' abilities to control or estimate precisely, such as future market conditions and the behaviours of other market participants. Therefore undue reliance should not be placed on such statements, which speak only as of the date of this announcement. News Corp, News Corp (UK & Ireland) and Wireless assume no obligation and do not intend to update these forward-looking statements, except as required pursuant to applicable law.

No profit forecasts of estimates

No statement in this announcement (including any statement of estimated synergies) is intended as a profit forecast or a profit estimate and no statement in this announcement should be interpreted or deemed to mean that earnings or earnings per share for News Corp or Wireless, as appropriate, for the current or future financial years would necessarily match or exceed the historical published earnings or earnings per share for News Corp or Wireless.

Disclosure requirements of the Takeover Code

Under Rule 8.3(a) of the Takeover Code, any person who is interested in 1% or more of any class of relevant securities of an offeree company or of any securities exchange offeror (being any offeror other than an offeror in respect of which it has been announced that its offer is, or is likely to be, solely in cash) must make an Opening Position Disclosure following the commencement of the offer period and, if later, following the announcement in which any securities exchange offeror is first identified.  An Opening Position Disclosure must contain details of the person's interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror(s).  An Opening Position Disclosure by a person to whom Rule 8.3(a) applies must be made by no later than 3.30 pm (London time) on the 10th business day following the commencement of the offer period and, if appropriate, by no later than 3.30 pm (London time) on the 10th business day following the announcement in which any securities exchange offeror is first identified.  Relevant persons who deal in the relevant securities of the offeree company or of a securities exchange offeror prior to the deadline for making an Opening Position Disclosure must instead make a Dealing Disclosure.

Under Rule 8.3(b) of the Takeover Code, any person who is, or becomes, interested in 1% or more of any class of relevant securities of the offeree company or of any securities exchange offeror must make a Dealing Disclosure if the person deals in any relevant securities of the offeree company or of any securities exchange offeror.  A Dealing Disclosure must contain details of the dealing concerned and of the person's interests and short positions in, and rights to subscribe for, any relevant securities of each of (i) the offeree company and (ii) any securities exchange offeror, save to the extent that these details have previously been disclosed under Rule 8.  A Dealing Disclosure by a person to whom Rule 8.3(b) applies must be made by no later than 3.30 pm (London time) on the business day following the date of the relevant dealing.

If two or more persons act together pursuant to an agreement or understanding, whether formal or informal, to acquire or control an interest in relevant securities of an offeree company or a securities exchange offeror, they will be deemed to be a single person for the purpose of Rule 8.3.

Opening Position Disclosures must also be made by the offeree company and by any offeror and Dealing Disclosures must also be made by the offeree company, by any offeror and by any persons acting in concert with any of them (see Rules 8.1, 8.2 and 8.4).

Details of the offeree and offeror companies in respect of whose relevant securities Opening Position Disclosures and Dealing Disclosures must be made can be found in the Disclosure Table on the Panel's website at http://www.thetakeoverpanel.org.uk, including details of the number of relevant securities in issue, when the offer period commenced and when any offeror was first identified.  You should contact the Panel's Market Surveillance Unit on +44 (0)20 7638 0129 if you are in any doubt as to whether you are required to make an Opening Position Disclosure or a Dealing Disclosure.

Publication on website and availability of hard copies

In accordance with Rule 26.1 of the Takeover Code, a copy of this announcement together with all information incorporated into this announcement by reference to another source will be available, subject to certain restrictions relating to persons resident in Restricted Jurisdictions, on News Corp's website at www.newscorp.com and Wireless' website at www.wirelessgroupplc.com by no later than 12 noon (London time) on the Business Day following the publication of this announcement.  For the avoidance of doubt, the contents of those websites are not incorporated by reference and do not form part of this announcement.

Wireless Shareholders may request a hard copy of this announcement (and any information incorporated by reference in this announcement) by submitting a request in writing to Wireless at Ormeau Road, Belfast, Co Antrim, BT7 1EB. A hard copy of this announcement will not be sent unless requested. Any such person may request that all future documents, announcements and information in relation to the Offer should be sent to them in hard copy form.

Information relating to Wireless Shareholders

Please be aware that addresses, electronic addresses and certain other information provided by Wireless Shareholders, persons with information rights and other relevant persons for the receipt of communications from Wireless may be provided to News Corp (UK & Ireland) during the Offer Period as required under Section 4 of Appendix 4 of the Takeover Code.

Rounding

Certain figures included in this announcement have been subjected to rounding adjustments. Accordingly, figures shown for the same category presented in different tables may vary slightly and figures shown as totals in certain tables may not be an arithmetic aggregation of the figures that precede them.

Rule 2.10 Disclosure

In accordance with Rule 2.10 of the Takeover Code, Wireless confirms that as at the date of this announcement, it has in issue and admitted to trading on the London Stock Exchange and the Irish Stock Exchange 68,657,787 ordinary shares of 7 pence each (excluding ordinary shares held in treasury).  The International Securities Identification Number (ISIN) of the ordinary shares is GB00BDGT1X16.

APPENDIX I

CONDITIONS AND PRINCIPAL FURTHER TERMS OF THE OFFER

Part A: Conditions of the Offer

1.	The Offer will be subject to the following Conditions:

(a)	valid acceptances of the Offer being received (and not, where permitted, withdrawn) by no later than 3.00 pm on the First Closing Date (or such later time(s) and/or date(s) as News Corp (UK & Ireland) may determine, subject to the rules of the Takeover Code) in respect of not less than 90 per cent. (or such lesser percentage as News Corp (UK & Ireland) may decide) in nominal value of the Wireless Shares to which the Offer relates and representing not less than 90 per cent. (or such lesser percentage as News Corp (UK & Ireland) may decide) of the voting rights attached to such Wireless Shares, provided that this condition will not be satisfied unless News Corp (UK & Ireland) has acquired or agreed to acquire (whether pursuant to the Offer or otherwise) Wireless Shares carrying, in aggregate, over 50 per cent. of the voting rights normally exercisable at general meetings of Wireless, including for this purpose, to the extent (if any) required by the Panel, any voting rights attaching to any Wireless Shares which are either unconditionally allotted fully paid or issued before the Offer becomes or is declared unconditional as to acceptances (whether pursuant to the exercise of outstanding conversion, option or subscription rights or otherwise), and for this purpose:

(i)	the expression "Wireless Shares to which the Offer relates" shall be construed in accordance with sections 974-991 (inclusive) of the Act;

(ii)	Wireless Shares that cease to be held in treasury are Wireless Shares to which the Offer relates; and

(iii)	Wireless Shares which have been unconditionally allotted but not issued shall be deemed to carry the voting rights which they will carry upon issue;

(b)	either:

(i)	the Secretary of State not having issued an Intervention Notice on or before the date on which all other conditions have been satisfied or waived; or

(ii)	if the Secretary of State has issued an Intervention Notice on or before the date referred to in paragraph (b)(i) above the Secretary of State indicating in terms satisfactory to News Corp (UK & Ireland) (acting reasonably) that he does not intend to make a CMA Phase 2 reference;

(c)	the Offer having been notified to the CCPC pursuant to section 18(1) of the Competition Act and one of the following events having occurred:

(i)	the CCPC having informed News Corp (UK & Ireland) of its determination pursuant to section 21(2)(a) of the Competition Act that the Offer may be put into effect on terms acceptable to News Corp (UK & Ireland); or

(ii)	the period specified in section 21(2) of the Competition Act, as may be extended pursuant to section 21(4) of the Competition Act, having elapsed without the CCPC having informed News Corp (UK & Ireland) of its determination (if any) pursuant to section 21(2) of the Competition Act in relation to the Offer;

(d)	the Offer having been notified to the MCCCNR pursuant to section 28B(1) of the Competition Act and the MCCCNR having informed News Corp (UK & Ireland) of his determination pursuant to section 28D(1) of the Competition Act that the Offer may be put into effect on terms acceptable to News Corp (UK & Ireland);

(e)	the BAI having consented in writing to any change of control, amendment to a sound broadcasting contract, acquisition, arrangement or appointment to be effected as part of the Offer which requires the consent, waiver or approval of the BAI on terms acceptable to News Corp (UK & Ireland);

(f)	all necessary filings and applications having been made, all appropriate waiting and other time periods (including any extension to them) under any applicable legislation or regulations of any jurisdiction having expired, lapsed or been terminated and all statutory or regulatory obligations in any relevant jurisdiction having been complied with in each case as may be necessary in connection with the Offer and its implementation or the proposed acquisition by News Corp (UK & Ireland) of any shares in, or control of, Wireless and all authorisations, orders, recognitions, grants, determinations, consents, licences, confirmations, clearances, certificates, permissions and approvals (each an "Authorisation") which are necessary for or in respect of the Offer, or any acquisition of any shares in, or control of, Wireless or any member of the wider Wireless group by News Corp (UK & Ireland) having been obtained in terms and in a form reasonably satisfactory to News Corp and News Corp (UK & Ireland) from all appropriate government or governmental, quasi--governmental, supranational, statutory, regulatory, environmental or investigative body or authority (including any national anti‑trust or merger control authorities) or any court, trade agency, association, institution or professional body or any other person or body of similar standing in any relevant jurisdiction (each a "Relevant Authority") or persons with whom any member of the wider Wireless group has entered into contractual arrangements, and (i) all such Authorisations, together with all Authorisations necessary to carry on the business of any member of the wider Wireless group, remaining in full force and effect and there being no notice or intimation of any intention to revoke, withdraw, suspend, withhold, modify, amend or not to renew the same, and (ii) all necessary statutory or regulatory obligations in any relevant jurisdiction having been complied with, in each case, where such absence, suspension or modification of such Authorisation or such absence of such compliance would have a material and adverse effect on the wider Wireless group taken as a whole;

(g)	no Relevant Authority having decided to take, instituted, implemented or threatened any action, suit, proceedings, investigation, reference or enquiry, or enacted or made any statute, regulation, order or decision, or having taken any other steps or measures that would or might reasonably be expected to:

(i)	make the Offer, its implementation or the acquisition or proposed acquisition of any Wireless Shares or other securities in, or control over, Wireless by News Corp (UK & Ireland) or any member of the wider News group illegal, void and/or unenforceable or otherwise directly or indirectly restrict, restrain, prohibit, materially delay, frustrate or interfere in the implementation of or impose additional conditions or obligations with respect to or otherwise challenge or require amendment of the Offer or the proposed acquisition of Wireless by News Corp (UK & Ireland) (or any member of the wider News group) or any acquisition of shares in Wireless by News Corp (UK & Ireland) (or any member of the wider News group) (including, without limitation, taking any steps which would entitle the Board of Wireless to require News Corp (UK & Ireland) (or any member of the wider News group) to dispose of all or some of its Wireless Shares or restrict the ability of News Corp (UK & Ireland) (or any member of the wider News group) to exercise voting rights in respect of some or all of such Wireless Shares);

(ii)	result in a material delay in the ability of News Corp (UK & Ireland) (or any member of the wider News group), or render News Corp (UK & Ireland) (or any member of the wider News group) unable, to acquire some or all of the Wireless Shares;

(iii)	impose any limitation on, or result in any material delay in, the ability of News Corp (UK & Ireland) or any member of the wider News group or Wireless or any member of the wider Wireless group to acquire or hold or exercise effectively, directly or indirectly, all or any rights of ownership of shares or other securities (or the equivalent for companies incorporated outside the UK) in any member of the wider Wireless group or to exercise management control over any member of the wider Wireless group;

(iii)	impose any limitation on the ability of any member of either the wider News group or the wider Wireless group to conduct or integrate or co-ordinate its business, or any part of it, with the businesses or any part of the businesses of any other member of either the wider News group or the wider Wireless group;

(v)	require, prevent or delay the divestiture or materially alter the terms envisaged for such by News Corp (UK & Ireland) or any member of the wider News group or require the divestiture by any member of the wider Wireless group of all or any material part of their respective businesses, assets or properties or impose any material limitation on the ability of any of them to conduct their respective businesses (or any of them) or own their respective assets or properties or any part thereof;

(vi)	otherwise adversely affect any or all of the businesses, assets, value, prospects, financial or trading position or profits of any member of the wider Wireless group or any member of the wider News group to an extent which is material in the context of the wider Wireless group or the wider News group (as the case may be) taken as a whole;

(vii)	result in any member of the wider Wireless group or any member of the wider News group ceasing to be able to carry on business under any name under which it currently does so in any jurisdiction to an extent which is, in any such case, material in the context of the wider News group or the wider Wireless group, taken as a whole;

(viii)	require any member of the wider Wireless group to acquire, offer to acquire, redeem or repay any shares or other securities (or the equivalent for companies incorporated outside the UK) owned by any third party in any member of the wider Wireless group (other than Wireless), if such requirement is material in the context of the wider Wireless group taken as a whole;

(ix)	require, prevent, delay or alter the terms envisaged for any divestiture by any member of the wider Wireless group of any shares or other securities (or the equivalent) in Wireless, or impose any limitation on the ability of any member of the wider News group or any member of the wider Wireless group to integrate or co‑ordinate its business, or any part of it, with the business of any other member of the wider Wireless group in each such case to an extent which is material in the context of the wider Wireless group taken as a whole or result in (to the extent that the same has a material and adverse effect on the wider Wireless group taken as a whole) any member of the wider Wireless group ceasing to be able to carry on business under any name under which it presently does, and all applicable waiting and other time periods (including any extension(s) thereof) during which any such Relevant Authority could institute, or implement or threaten any action, suit, proceedings, investigation, reference or enquiry or enact or make any such statute, regulation, order or decision or take any other such step or measure having expired, lapsed or been terminated;

(h)	save as disclosed by Wireless by the delivery of an announcement to a Regulatory Information Service or save as fully and fairly disclosed in writing or in the documentation and written information provided by Wireless to News Corp and/or News Corp (UK & Ireland), in each case prior to 30 June 2016 (such disclosures or information together being hereinafter referred to as being "disclosed or publicly announced"), there being no provision of any arrangement, agreement, authorisation, lease, licence, consent, permit, franchise or other instrument to which any member of the wider Wireless group is a party, or by or to which any such member, or any of its assets, are or is or may be bound, entitled or subject, which could, as a consequence of the making or implementation of the Offer or of the proposed acquisition of all or any part of the issued share capital of, or control of, Wireless by News Corp (UK & Ireland) or any member of the wider News group, result in (to an extent which is material in the context of the wider Wireless group taken as a whole):

(i)	any assets or interests of any member of the wider Wireless group being or falling to be disposed of or charged or any right arising under which any such asset or interest could be required to be disposed of or charged, in each case, other than in the ordinary course of business;

(ii)	any monies borrowed by or other indebtedness (actual or contingent) of, or any grant available to, any member of the wider Wireless group being or becoming repayable or being capable of being declared repayable immediately or earlier than the repayment date stated in such arrangement, agreement or other instrument or the ability of such member of the wider Wireless group to borrow monies or to incur any indebtedness being or becoming or being capable of being or becoming withdrawn, prohibited or inhibited;

(iii)	any such arrangement, agreement, authorisation, lease, licence, consent, permit, franchise or other instrument or the rights, liabilities, obligations or interests or business of any member of the wider Wireless group under any such arrangement, agreement, authorisation, lease, licence, consent, permit, franchise or instrument being, or becoming capable of being, terminated or materially and adversely modified, affected, amended or varied or any material and adverse action being taken or any material obligation or liability arising thereunder;

(iv)	the rights, liabilities, obligations, business or interests of any member of the wider Wireless group in or with any firm, body or person, or any arrangements relating to such rights, liabilities, obligations, business or interest, being terminated or materially and adversely modified, affected, amended or varied;

(v)	the business, assets, financial or trading position, liabilities, profits or prospects or value of any member of the wider Wireless group being prejudiced or adversely affected;

(vi)	the creation of any mortgage, charge or other security interest over the whole or any material part of the business, property, assets or interests of any member of the wider Wireless group or any such mortgage, charge or security (whenever arising or having arisen) becoming enforceable or being enforced;

(vii)	any member of the wider Wireless group ceasing to be able to carry on business under any name under which it currently does so;

(viii)	the creation, assumption or acceleration of liabilities, actual or contingent, by any member of the wider Wireless group;

(ix)	any liability of any member of the wider Wireless group to make any material severance, termination, bonus or other payment to any of its directors or officers; or

(x)	any member of the wider Wireless group to acquire, subscribe, pay up or repay any shares or other securities;

and no event having occurred which, under any provision of any arrangement, agreement or other instrument to which any member of the wider Wireless group is a party, or by or to which any such member, or any of its assets, may be bound, entitled or subject, might reasonably be expected to result, to an extent which is material and adverse in the context of the wider Wireless group taken as a whole, in any of the events or circumstances as are referred to in items (i) to (x) inclusive of this paragraph;

(i)	since 31 December 2015 and save as disclosed or publicly announced:

(i)	no litigation, arbitration proceedings, prosecution or investigation or other similar legal business or proceedings having been instituted or threatened or remaining outstanding against any member of the wider Wireless group which could have a material and adverse effect on the wider Wireless group taken as a whole;

(ii)	no adverse change or deterioration having occurred in the business, assets or financial or trading position or prospects or profits of any member of the wider Wireless group which is material in the context of the wider Wireless group taken as a whole;

(iii)	no contingent or other liability having arisen or been incurred or become apparent which might reasonably be expected materially and adversely to affect the wider Wireless group taken as a whole;

(iv)	no inquiry or investigation by any Relevant Authority against or in respect of any member of the wider Wireless group having been threatened, announced or instituted or remaining outstanding by, against, or in respect of any member of the wider Wireless group which, in each case, might reasonably be expected to have a material and adverse effect on the wider Wireless group taken as a whole;

(v)	no receiver, administrator, administrative receiver, trustee or similar officer having been appointed over any of the assets of any member of the wider Wireless group and no analogous proceedings or steps having taken place under the laws of any jurisdiction and no petition having been presented for the administration of any member of the wider Wireless group and no analogous proceedings or steps having taken place under the laws of any other jurisdictions (save in any case where any such petition or analogous proceedings or steps are frivolous or where any such proceedings are brought in relation to any member which is dormant at the relevant time);

(vi)	other than in the ordinary course of its business, no amendment or termination of any joint venture or partnership to which any member of the wider Wireless group is a party which is material in the context of the wider Wireless group having been agreed or permitted;

(vii)	no steps having been taken and no omissions having been made which are likely to result in the withdrawal, cancellation, termination or modification of any licence held by any member of the wider Wireless group which is necessary for the proper carrying on of its business to an extent which is material to the wider Wireless group; or

(viii)	no monies borrowed by, or any other indebtedness (actual or contingent) of, any member of the wider Wireless group have been or become capable of being declared repayable immediately or earlier than the repayment date stated in respect of such monies or other indebtedness and/or the ability of any such member of the wider Wireless group to borrow monies or to incur indebtedness has not been or become capable of being withdrawn, prohibited or inhibited;

(j)	since 31 December 2015 and save as disclosed or publicly announced, neither Wireless nor any other member of the wider Wireless group having (save in each case for transactions between Wireless and any of its wholly‑owned subsidiaries or between such wholly‑owned subsidiaries):

(i)	issued or agreed to issue or authorised or proposed the issue or grant of additional shares of any class, or securities convertible into, or rights, warrants or options to subscribe for or acquire any such shares or convertible securities other than pursuant to the Wireless Share Schemes;

(ii)	recommended, declared, paid or made or proposed to recommend, declare, pay or make any dividend, bonus or other distribution whether payable in cash or otherwise;

(iii)	merged with or demerged or acquired any body corporate or (other than in the ordinary course of business) acquired or disposed of or transferred, mortgaged or charged, or created any security interest over any assets or any right, title or interest in any assets (including shares and trade investments), or authorised, proposed or announced any intention so to do;

(iv)	issued, authorised or proposed the issue of any debentures or, save in the ordinary course of business, incurred or increased to any material extent any material indebtedness or material liability or become subject to a material contingent liability;

(v)	entered into or varied, or authorised or proposed the entry into or variation of, or announced its intention to enter into or vary any transaction, arrangement, contract, reconstruction, amalgamation, scheme or commitment which is of a long term, onerous or unusual nature or which involves or could reasonably be expected to involve an obligation of a long term, onerous or unusual nature and magnitude, or which is or could reasonably be expected to be restrictive to or which consents to or results in the restriction of (in each case, to a material extent) the scope of the existing business of any member of the wider Wireless group and which, in each case, has or could reasonably be expected to have a material and adverse effect on the wider Wireless group taken as a whole;

(vi)	waived or compromised any claim, other than in the ordinary course of business, to an extent which is material in the context of the wider Wireless group taken as a whole;

(vii)	taken any corporate action or proposed any voluntary winding up or had any legal proceedings started or threatened against it or petition presented for its winding‑up (whether voluntary or otherwise), dissolution or reorganisation or for the appointment of a receiver, trustee, administrator, administrative receiver or similar officer of all or any of its assets and revenues or any analogous event, proceedings or steps having occurred in any jurisdiction or had any analogous person appointed or been unable to pay its debts generally or having stopped or suspended (or threatened to do so) payments of any debts generally or ceased or threatened to cease carrying on all or any part of its business;

(viii)	purchased, redeemed or repaid or proposed or announced any proposal to purchase, redeem or repay any of its own shares or other securities or redeemed or reduced or (save in respect of shares issued on the valid exercise of options) made any other change to any part of its share capital;

(ix)	made or authorised or proposed or announced an intention to propose any change in its loan capital;

(x)	entered into or varied or made any offer (which remains open for acceptance) to enter into or vary the terms of any service, consultancy or other agreement with or relating to any of the directors of Wireless, save as referred to in the Offer Document, or (to an extent which is material in the context of the wider Wireless group taken as a whole) any of the senior management executives of any member of the wider Wireless Group;

(xi)	made any alteration to its articles of association;

(xii)	increased or reduced its holding of treasury shares;

(xiii)	entered into any service agreement or other contract, instrument, arrangement, commitment or obligation with or for the benefit of any director or senior executive of any member of the wider Wireless group;

(xiv)	proposed, agreed to provide or modified the terms of any share option scheme, incentive scheme or other benefit relating to the employment or termination of employment of any employee of the wider Wireless group;

(xv)	entered into any licence or other disposal of intellectual property rights of any member of the wider Wireless group which are material in the context of the wider Wireless group and outside the ordinary and proper course of its trade;

(xvi)	terminated or varied the terms of any agreement or arrangement between any member of the wider Wireless group and any other person in a manner which would or might be expected to have a material adverse effect on the financial position of the wider Wireless group taken as a whole;

(xvii)	taken or agreed to take or announce any intention or proposal to take any action which requires, or would require, the consent of the Panel or the approval of Wireless Shareholders in general meeting in accordance with, or as contemplated by, Rule 21.1 of the Takeover Code; or

(xviii)	entered into or made an offer (which remains open for acceptance) to enter into any agreement, contract, commitment or passed any resolution or announced or made any proposal with respect to any of the transactions or events referred to in this paragraph (j);

(k)	News Corp (UK & Ireland) not having discovered:

(i)	that, save as disclosed or publicly announced, any member of the wider Wireless group is subject to any liability, contingent or otherwise, incurred otherwise than in the ordinary course of business and which is material in the context of the wider Wireless group taken as a whole;

(ii)	that any financial, business or other information concerning Wireless or the wider Wireless group which has been publicly announced or which has been disclosed to News Corp, News Corp (UK & Ireland) or any of their shareholders or their respective directors, officers, employees, agents or advisers by Wireless in the course of due diligence conducted by or on behalf of News Corp and/or News Corp (UK & Ireland) is misleading or contains a misrepresentation of fact or omits to state a fact necessary to make the information contained therein not misleading in each case to an extent that the effect of the inaccuracy or misrepresentation of fact or omission is to overstate the assets or understate the liabilities of the wider Wireless group in a manner that is material in the context of the wider Wireless group;

(iii)	any past or present member of the wider Wireless group has not complied in any material respect with any applicable legislation or regulations of any jurisdiction or any agreement or arrangement concerning the use, treatment, handling, storage, transport, release, disposal, discharge, spillage, leak or emission of any waste or hazardous substances, or of any substance likely to impair the environment or harm human health, or otherwise relating to environmental matters or the health and safety or any person, or that there has otherwise been any such use, treatment, handling, storage transport, release, disposal, discharge, spillage, leak or emission (whether or not it constituted a non-compliance by any person with any such legislation, regulations, agreement or arrangement and wherever it may have taken place) which would or might give rise to any material liability or cost (actual, prospective or contingent) in the context of the wider Wireless group taken as a whole;

(iv)	there has been, or is likely to be, a disposal, discharge, spillage, leak or emission of waste or hazardous substances, or of any other substance likely to impair the environment or harm human health, on any property now or previously, owned, occupied or made use of by any past or present member of the wider Wireless group or in which any past or present member of the wider Wireless group may have or previously have had or be deemed to have or to have had an interest under any environmental legislation, regulation, notice or circular or order of any Relevant Authority or otherwise which would be likely to give rise to any material liability (whether actual, prospective or contingent) in the context of the wider Wireless group taken as a whole;

(v)	there is, or is likely to be, any liability (whether actual, prospective or contingent) that is material in the context of the wider Wireless group to improve or install new plant or equipment or to make good, repair, reinstate or clean up any property now or previously owned, occupied or made use of by any past or present member of the wider Wireless group under any legislation, regulation, order, notice or decision of any Relevant Authority;

(vi)	any member of the wider Wireless group or any partnership, company or other entity in which any member of the wider Wireless group has a significant economic interest and which is not a subsidiary undertaking of Wireless, otherwise than in the ordinary course of business, is subject to any liability, contingent or otherwise, and which is material in the context of the wider Wireless group taken as a whole or in the context of the Offer;

(vii)	any past or present member, director, officer or employee of the wider Wireless group, or any other person for whom any such person may be liable or responsible, has not complied with the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions and any laws implementing the same, the UK Bribery Act 2010 and/or the US Foreign Corrupt Practices Act of 1977;

(viii)	any past or present member, director, officer or employee of the wider Wireless group, or any other person for whom any such person may be liable or responsible, has engaged in any business with or made any investment in, or made any payments to: (A) any government, entity or individual with which US or EU persons are prohibited from engaging in activities or doing business by US or EU laws or regulations, including the economic sanctions administered by the United States Office of Foreign Assets Control, or (B) any government, entity or individual targeted by any of the economic sanctions of the United Nations or the European Union or any of their respective member states;

(ix)	since 31 December 2015, no circumstance has arisen or event has occurred in relation to any material intellectual property owned, used or licensed by the wider Wireless group or to any third parties, including: (A) any member of the wider Wireless group losing its title to any intellectual property or any intellectual property owned by the wider Wireless group being revoked, cancelled or declared invalid, (B) any agreement regarding the use of any intellectual property licensed to or by any member of the wider Wireless group being terminated or varied, or (C) any claim being filed suggesting that any member of the wider Wireless group infringed the intellectual property rights of a third party or any member of the wider Wireless group being found to have infringed the intellectual property rights of a third party, in each case which is material in the context of the wider Wireless group taken as a whole or in the context of the Offer, and for the purposes of this paragraph (k), the term "material" shall mean material in the context of the wider Wireless group as a whole.

2.	For the purpose of these Conditions:

(a)	the "wider Wireless group" means Wireless and its subsidiaries, subsidiary undertakings and any other undertaking in which Wireless and such undertakings (aggregating their interests) have a significant interest and for the purposes of these conditions "subsidiary", "subsidiary undertaking" and "undertaking" have the respective meanings given by the Act and "significant interest" means a direct or indirect interest in 20 per cent. or more of the equity capital of an undertaking; and

(b)	the "wider News group" means News Corp and News Corp (UK & Ireland) and their respective subsidiaries and subsidiary undertakings, any holding company of News Corp or News Corp (UK & Ireland), any subsidiary or subsidiary undertaking of any such holding company and any other undertaking in which any of such companies has a significant interest (as defined above).

Part B: Certain further terms of the Offer

1.	Each of the Conditions shall be regarded as a separate Condition and shall not be limited by reference to any other Condition.

2.	News Corp (UK & Ireland) reserves the right to waive (if capable of waiver) in whole or in part all or any of the Conditions in paragraphs 1(b) to 1(k) inclusive. Conditions at paragraphs 1(b) to 1(k) inclusive, if not waived (where permitted or capable of waiver), must be fulfilled within 21 days after the later of the First Closing Date and the date on which Condition 1(a) is fulfilled (or, in each case, such later date as the Panel may agree) failing which the Offer will lapse. News Corp (UK & Ireland) shall be under no obligation to waive or treat as fulfilled any of the Conditions 1(b) to 1(k) inclusive by a date earlier than the date specified above for the fulfilment thereof notwithstanding that the other Conditions of the Offer may at such earlier date have been fulfilled and that there are as at such earlier date no circumstances indicating that any of such Conditions may not be capable of fulfilment.

3.	If News Corp (UK & Ireland) is required by the Panel to make an offer for the Wireless Shares under the provisions of Rule 9 of the Takeover Code, News Corp (UK & Ireland) may make such alterations to the Conditions as are necessary to comply with the provisions of that Rule.

4.	The Offer is subject to the applicable requirements of the Takeover Code. The Offer and any acceptances under the Offer will be governed by English law and will be subject to the jurisdiction of the courts of England.

5.	The Offer will (unless otherwise agreed with the Panel) lapse if there is a Phase 2 CMA reference of the proposed acquisition of Wireless by News Corp (UK & Ireland) before 3.00 pm on the First Closing Date, or, if later, the date on which the Offer becomes or is declared unconditional as to acceptances. If the Offer lapses, the Offer will cease to be capable of further acceptance and Wireless Shareholders accepting the Offer and News Corp (UK & Ireland) shall, upon the Offer lapsing, cease to be bound by acceptances delivered on or before the date on which the Offer lapses.

6.	Unless otherwise determined by News Corp (UK & Ireland) or required by the Takeover Code and permitted by applicable law and regulation:

(a)	the Offer is not being, and will not be, made available, directly or indirectly, in or into or by the use of the mails of, or by any other means or instrumentality (including, without limitation, facsimile transmission, telex, telephone, internet or other forms of electronic transmission) of interstate or foreign commerce of, or by any facility of a national state or other securities exchange of any Restricted Jurisdiction and no person may vote using any such use, means, instrumentality or facility or from within any Restricted Jurisdiction; and

(b)	this announcement should not be forwarded or transmitted in or into any jurisdiction in which such act would constitute a violation of the relevant laws in such jurisdiction.

7.	The Wireless Shares will be acquired pursuant to the Offer free from all liens, charges and encumbrances, rights of pre-emption and together with the right to receive all dividends and other distributions now or hereafter declared paid or made thereon. Insofar as a dividend and/or distribution and/or return of capital is proposed, declared or made, paid or payable by Wireless in respect of a Wireless Share on or after the date of this announcement, News Corp (UK & Ireland) reserves the right to reduce by the amount of the dividend and/or distribution and/or return of capital, the price payable under the Offer in respect of a Wireless Share (so long as Wireless Shareholders will be entitled to receive and retain that dividend, distribution or return of capital), except insofar as (i) the dividend is in respect of the Special Dividend or the Final Dividend, or (ii) the Wireless Share is or will be transferred pursuant to the Offer on a basis which entitles News Corp (UK & Ireland) alone to receive the dividend and/or distribution and/or returning capital but if that reduction in price as not been effected, the person to whom the Offer price is paid in respect of that Wireless Share will be obliged to account to News Corp (UK & Ireland) for the amount of such dividend and/or distribution and/or return of capital.

8.	Save in respect of the Conditions contained in paragraph 1(a) of Part A of this Annex I, under Rule 13.5 of the Takeover Code, News Corp (UK & Ireland) may not invoke a Condition so as to cause the Offer not to proceed, to lapse or to be withdrawn unless the circumstances that give rise to the right to invoke the Condition are of material significance to News Corp (UK & Ireland) in the context of the Offer. The Conditions contained in paragraphs 1(a) and 1(b)(ii) of Part A of this Annex I and the term set out in paragraph 5 of this Part B of this Annex I are not subject to this provision of the Takeover Code.

9.	News Corp (UK & Ireland) reserves the right, subject to the prior consent of the Panel, to implement the Offer by way of a scheme of arrangement under Part 26 of the Act. In such event, the Offer will be implemented on the same terms, so far as applicable, as those which would apply under a contractual offer, subject to appropriate amendments to reflect the change in method of effecting the Offer.

APPENDIX II

BASES AND SOURCES OF INFORMATION

1.	The value placed by the Offer on the existing issued and to be issued ordinary share capital of Wireless and taking into account the value of all outstanding options and other statements made by reference to the existing issued and to be issued share capital of Wireless are based upon 68,657,787 Wireless Shares in issue on 29 June 2016 and such options where the exercise price is below the Offer Price and/ or as appropriate, the expected vesting of awards under the Wireless Performance Share Plans.

2.	The Closing Prices of Wireless Shares are derived from the Daily Official List of the London Stock Exchange and represent closing middle market prices for Wireless Shares on the relevant dates.

3.	The fully diluted share capital of Wireless (being 69,925,114 Wireless Shares) is calculated on the basis of 68,657,787 Wireless Shares in issue on 29 June 2016 plus 1,267,327 further Wireless Shares which is the maximum number currently expected to be issued on or after the date of this announcement following the vesting of awards under the Wireless Performance Share Plans.

4.	The volume weighted average price of 186 pence per Wireless Share for the three months prior to the date of this announcement was extracted from information provided through Bloomberg Finance L.P. at 17:00 on 29 June 2016 (being the last practicable date prior to this announcement).

5.	Financial information relating to:

5.1	Wireless is extracted (without adjustment) from the audited consolidated financial statements for Wireless for the financial year ended 31 December 2015; and

5.2	News Corp is extracted from the audited consolidated statements of operations of News Corp for the twelve months ended 30 June 2015 as extracted from the United States Securities and Exchange Commission Form 10K Report in relation to News Corp filed 13 August 2015.

6.	The International Securities Identification Number for Wireless Shares is GB00BDGT1X16.

APPENDIX III

Irrevocable Undertakings

Wireless Directors' irrevocable undertakings
Wireless Director	Number of Wireless Shares in respect of which undertaking is given	Percentage of issued share capital	Number of Wireless Shares under Wireless Share Schemes
Richard Huntingford	50,000	0.07%	0
Helen Kirkpatrick	14,285	0.02%	0
Stephen Kirkpatrick	15,000	0.02%	0
Norman McKeown	89,709	0.13%	273,666
Scott Taunton	290,499	0.42%	378,430
TOTAL	459,493	0.67%	652,096

The irrevocable undertakings given by the Wireless Directors named in the table above will remain binding if a higher competing offer for the entire issued and to be issued share capital of Wireless is made, but will cease to be binding: (i) if the Offer Document is not posted by 28 July 2016; or (ii) if the Offer closes, lapses or is withdrawn.

Other Wireless Shareholders' irrevocable undertakings
Wireless Shareholder	Number of Wireless Shares in respect of which undertaking is given	Percentage of issued share capital
JO Hambro	3,500,000	5.10%
GVQ Investment Management	4,174,705	6.08%
TOTAL	7,674,705	11.18%

The irrevocable undertakings given by the Wireless Shareholders listed above will lapse if: (i) the Offer Document is not posted by 28 July 2016; (ii) the Offer closes, lapses or is withdrawn; (iii) any Wireless Shareholder is required to withdraw his irrevocable undertaking by any court of competent jurisdiction, or any competent regulator; or (iv) any third party announces a firm intention to make an offer (in accordance with Rule 2.7 of the Takeover Code) to acquire all of the Wireless Shares and the value of the consideration pursuant to the terms of such offer exceeds the value offered to Wireless Shareholders by News Corp (UK & Ireland) pursuant to the Offer by 10 per cent. or more, unless News Corp (UK & Ireland) makes a revised offer by 5.00 p.m. on the fifth Business Day after the third party's offer is announced, the value of which is equal to or exceeds the value of the third party's offer.

Wireless Shareholders' letters of intent
Wireless Shareholder	Number of Wireless Shares in respect of which undertaking is given	Percentage of issued share capital
Aberforth Partners LLP on behalf of its clients	5,495,041	8.00%
Columbia Threadneedle Investments	4,224,012	6.15%
Invesco Asset Management Limited	2,774,276	4.04%
JO Hambro	3,565,431	5.19%
TOTAL	16,058,760	23.4%

APPENDIX IV

DEFINITIONS

The following definitions apply throughout this announcement, unless the context requires otherwise:

"2015 Final Dividend"	the final dividend of 7.60 pence per Wireless Share, which is expected to be paid on 15 July 2016

"Act"	the Companies Act 2006 (as amended)

"Announced Dividends"	the Special Dividend and the 2015 Final Dividend

"Associate"	has the meaning given in section 988 of the Act

"Australia"	the Commonwealth of Australia, its possessions, states and territories and all areas subject to its jurisdiction and any political sub-division thereof

"Authorisations"	authorisations, orders, grants, recognitions, determinations, confirmations, consents, licences, clearance, certificates, permissions or approvals

"BAI"	Broadcasting Authority of Ireland

"Board of News Corp (UK & Ireland)"	the Board of directors of News Corp (UK & Ireland)

"Board of News Corp"	the Board of directors of News Corp

"Business Day"	a day, not being a Saturday or Sunday nor any other day which is a public holiday in England and Wales

"CCPC"	Irish Competition and Consumer Protection Commission

"Closing Price"	the closing middle-market quotation of a Wireless Share as derived from the Daily Official List of the London Stock Exchange

"CMA Phase 2 reference"	a reference of an offer or possible offer to the chair of The Competition and Markets Authority for the constitution of a group under Schedule 4 to the Enterprise and Regulatory Reform Act 2013

"Competition Act"	Competition Acts 2002 to 2014

"Conditions"	the conditions to the Offer set out in Appendix I

"EEA"	the European Economic Area

"Exchange Act"	the US Securities Exchange Act of 1934, as amended

"Form of Acceptance"	the Form of Acceptance and Authority for use by Wireless Shareholders in connection with the Offer

"First Closing Date"	the date which falls 21 days after the date on which the Offer Document is published

"Goodbody"	Goodbody Stockbrokers, joint financial adviser and joint broker to Wireless
"Holder"	a registered holder of Wireless Shares

"Intervention Notice"	a notice from the Secretary of State to the CMA pursuant to either section 42 or section 59 of the Enterprise Act 2002

"Ireland"	the Republic of Ireland

"Irish Stock Exchange"	the Irish Stock Exchange plc or its successor

"Lepe"	Lepe Partners LLP, financial advisers to News Corp (UK & Ireland) and News Corp

"Listing Rules"
the rules and regulations made by the Financial Conduct Authority exercising its functions under the Financial Services and Markets Act 2000 and contained in the UK Listing Rules publication of the same name

"London Stock Exchange"	London Stock Exchange plc or its successor

"MCCCNR"	Irish Minister for Communications, Climate Change and Natural Resources

"News Corp (UK & Ireland)"	News Corp UK & Ireland Limited

"News Corp"	News Corporation

"Numis"	Numis Securities Limited, sole Rule 3 adviser, joint financial adviser and joint broker to Wireless

"Offer"
the recommended cash offer by News Corp (UK & Ireland) to acquire all the Wireless Shares on the terms and conditions set out in the Offer Document and the Form of Acceptance and, where the context permits, any subsequent revision or variation of such offer or any extension or renewal thereof

"Offer Document"
the document to be published containing the terms and conditions of the Offer and, where appropriate, any other document(s) containing terms and conditions of the Offer constituting the full terms and conditions of the Offer

"Offer Period"	the period commencing on 30 June 2016 (being the date of this announcement) and ending on the date on which the Offer becomes or is declared unconditional in all respects

"Offer Price"	315 pence per Wireless Share

"Official List"	the Official List of the UKLA

"Panel"	the Panel on Takeovers and Mergers

"Person"
a person (including an individual, partnership, unincorporated syndicate, limited liability company, unincorporated organisation, trust, trustee, executor, administrator, or other legal representative)

"Pound Sterling" or "£"	UK pound sterling (and references to "pence" shall be construed accordingly)

"Preliminary Results"	the preliminary results for the Wireless Group for the year ended 31 December 2015

"Registrar of Companies"	the Registrar of Companies in England and Wales

"Relevant Authority"
any government or governmental, quasi-governmental, supranational, statutory or regulatory body, or any court, institution, investigative body, association, trade agency or professional or environmental body

"Regulatory Information Service"	has the meaning set out in the Listing Rules

"Restricted Jurisdictions"	any jurisdiction where the extension or availability of the Offer would breach any applicable law

"SEC"	the US Securities and Exchange Commission

"Secretary of State"	the Secretary of State for Media, Culture and Sport

"Special Dividend"	the Special Dividend of 6.15 pence per Wireless Share which is expected to be paid on 15 July 2016

"subsidiary", "subsidiary undertaking", "associated undertaking" or "undertaking"	have the meanings given to them in the Act

"Substantial Interest"	a direct or indirect interest in 20 per cent. or more of the voting or equity capital (or equivalent) of an undertaking

"Takeover Code"	the City Code on Takeovers and Mergers

"Third Party"
any central bank, government, government department or governmental, quasi-governmental, supranational, statutory, regulatory or investigative body, authority (including any national anti-trust or merger control authority), trade agency, court, association, institution or professional or environmental body or any other person or body whatsoever in any jurisdiction

"UKLA" or "UK Listing Authority"	the Financial Conduct Authority exercising its functions under Part VI of the Financial Services and Markets Act 2000

"United Kingdom" or "UK"	the United Kingdom of Great Britain and Northern Ireland and its dependent territories

"United States", "US" or "USA"	the United States of America, its territories and possessions, any state of the United States of America and the District of Columbia

"wider News group"	has the meaning set out in Appendix I

"wider Wireless group"	has the meaning set out in Appendix I

"Wireless" or the "Company"	Wireless Group plc

"Wireless Directors" or "Directors of Wireless" or "Board of Wireless"	the Board of directors of Wireless

"Wireless Group" or "Group"	Wireless and its subsidiary undertakings

"Wireless Awardholder" or "Awardholder"	a holder of an award under the Wireless Share Schemes

"Wireless Share Schemes"	the Wireless plc 2006 Performance Share Plan and the Wireless plc Share Incentive Plan

"Wireless Share(s)"	the fully paid ordinary shares of 7 pence each in the capital of Wireless

"Wireless Shareholders"	the holders of Wireless Shares